Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 Ext. 1091
harrietb@review.com
FOR IMMEDIATE RELEASE
The Princeton Review Reports 2006 Operating Results
New York, NY, March 30, 2007 — The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for the year ended December 31, 2006.
Fourth Quarter and Full Year Financial Highlights
For the quarter ended December 31, 2006, revenue increased 10.4% from the fourth quarter of 2005, to $35.7 million, with a loss of ($4.2) million, or ($0.15) per share, as compared to ($4.1) million, or ($0.15) per share, in 2005. For the year ended December 31, 2006, revenue increased 7.8% to $140.7 million. The Company’s net loss attributed to common stockholders was ($10.0) million in 2006, or ($0.36) per share, as compared to a net loss of ($4.6) million, or ($0.17) per share, in 2005.
“While revenues grew modestly in all three divisions and operating expenses did not increase significantly, we had significant margin erosion, especially in the K12 division,” said John Katzman, CEO. “We have streamlined our IT and selling units, reduced our corporate overhead and completed the sale of our application technology unit. However, our latest operating results argue that much remains to be done. To that end, I have asked Howard Tullman to replace me as Chairman of the Board of Directors, and have brought in a consulting team to help us improve and accelerate the revamping of our cost structure and drive other process improvements.”
Test Preparation Services
For the quarter, Test Preparation Services revenue increased by $3.6 million, or 21%, from $17.1 million in 2005 to $20.7 million in 2006. This increase largely resulted from increases in SES, Institutional, and tutoring revenue. For the year, Test Preparation Services revenue increased by $5.0 million, or 6%, from $87.4 million in 2005 to $92.4 million in 2006. Again, this increase results primarily from SES and tutoring growth.
Operating income in the Test Prep division was $344,000 for the quarter and $14.0 million for the year. This compares to an operating loss of ($349,000) and income of $17.9 million for the fourth quarter and full year 2005, respectively.
K-12 Services
For the quarter, K-12 Services revenue was flat at approximately $11.6 million in both periods. This lack of growth is somewhat due to timing of revenue recognition. For the year, K-12 services revenue increased by $3.8 million or 11.8%, from $31.9 million in 2005 to approximately $35.7 million in 2006. The increased revenue resulted from both new customer contracts and increased sales on renewal contracts.
Operating income in the K12 Services division was $1.1 million for the quarter and an operating loss of ($3.4) million for the year. This compares to 2005 operating income of $1.0 million in the fourth quarter and a loss of ($359,000) for the full year.
Admissions Services
For the quarter, Admissions Services revenue decreased by $270,000, or 7.4%, from $3.6 million in 2005 to $3.4 million in 2006. This decrease is due to lower counseling revenue of $550,000 related to a discontinued contract, partially offset by increases in higher education technology and marketing services revenue.
For the year, Admissions Services revenue increased by $1.4 million, or 12.3%, from $11.3 million in 2005 to $12.6 million in 2006. This increase resulted from increases of roughly $1 million each in higher education technology and marketing services.
Other Business Highlights
In February 2007, the Company sold the Admissions Services technology business, which handled electronic applications for colleges. Further, it is close to finalizing an agreement to outsource its higher education marketing business. Going forward after this agreement is completed, the other divisions will handle all remaining admissions services, simplifying the Company and reducing overhead. Young Shin, who headed the Admissions Services division, will be departing to run the outsource firm.
The Princeton Review will review its fourth quarter and full year 2006 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (913) 312-1271 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 4757555, through April 3, 2007.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect,” “may,” “could,” “would,” “will,, “should,, “plan,, “project,” “contemplate,, “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.
- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2006	2005
		(as restated)
ASSETS:
Current assets:
Cash and cash equivalents	$10,822	$8,002
Accounts receivable, net	31,531	22,493
Accounts receivable-related parties	124	1,591
Other receivables	1,999	813
Inventory	2,950	2,798
Prepaid expenses	1,834	2,229
Other current assets	2,612	1,307

Total current assets	51,872	39,233
Furniture, fixtures, equipment and software development, net	16,209	16,155
Goodwill	31,506	31,506
Investment in affiliates	1,639	1,938
Other intangibles, net	12,810	13,371
Other assets	4,072	3,168

Total assets	$118,108	$105,371

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Line of credit	$15,000	$—
Accounts payable	15,220	10,449
Accrued expenses	11,954	10,826
Current maturities of long-term debt	1,369	1,530
Deferred income	22,536	16,548

Total current liabilities	66,079	39,353
Deferred rent	2,558	2,327
Long-term debt	2,127	2,845
Fair value of derivatives and warrant	181	393
Series B-1 Preferred Stock, $0.01 par value; 10,000 shares authorized; 6,000 shares issued and outstanding at December 31, 2006 and 10,000 shares issued and outstanding at December 31, 2005	6,000	10,000
Stockholders’ equity
Preferred stock, $0.01 par value; 4,990,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 27,601,268 and 27,572,172	276	276
issued and outstanding at December 31, 2006 and 2005, respectively
Additional paid-in capital	117,082	116,279
Accumulated deficit	(75,871)	(65,823)
Accumulated other comprehensive loss	(324)	(279)

Total stockholders’ equity	41,163	50,454

Total liabilities and stockholders’ equity	$118,108	$105,371

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Years Ended December 31,
	2006	2005	2004
		(As restated)	(As restated)
Revenue
Test Prepartion Services	$92,405	$87,360	$74,297
K-12 Services	35,694	31,932	28,403
Admissions Services	12,641	11,252	11,085

Total revenue	140,740	130,544	113,785

Cost of revenue
Test Prepartion Services	31,907	27,916	23,553
K-12 Services	21,703	16,274	13,308
Admissions Services	5,510	4,251	2,941

Total cost of revenue	59,120	48,442	39,802
Gross Profit	81,620	82,102	73,983
Operating expenses
Selling, general and administrative	90,012	86,352	79,232
Impairment of investment and goodwill	300	—	8,199

Total operating expenses	90,312	86,652	87,431
Loss from operations	(8,692)	(4,250)	(13,447)
Interest income (expense)	(650)	(354)	(361)
Other income (expense)	(36)	2,416	918
Equity in the income (loss) of affiliates	—	4	103

Income (loss) before income taxes	(9,378)	(2,185)	(12,787)
(Provision) benefit for income taxes	(153)	—	(16,708)

Net income (loss)	(9,531)	(2,185)	(29,495)
Dividends and accretion on Series B-1 Preferred Stock	(517)	(2,443)	(1,439)

Income (loss) attributed to common stockholders	$(10,048)	$(4,628)	$(30,934)

Basic income (loss) per share	$(0.36)	$(0.17)	$(1.13)

Diluted income (loss) per share	$(0.36)	$(0.17)	$(1.13)

Weighted average shares used in computing basic basic income (loss) per share
Basic	27,578	27,570	27,468

Diluted	27,578	27,570	27,468